Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219069

PROSPECTUS SUPPLEMENT

(To prospectus dated August 21, 2017)

DHT HOLDINGS, INC.

14,680,880 Shares

Common Stock

The selling shareholder identified in this prospectus supplement is offering 14,680,880 shares of our common stock, $0.01 par value per share. We will not receive any proceeds from the sale of shares by the selling shareholder.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “DHT”. On November 18, 2019, the last reported sale price of our common stock on NYSE was $7.52 per share. The shares offered by the selling shareholder have been approved for listing by NYSE.

Investing in our common stock involves risk. Before buying any of our common stock you should carefully read the sections entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus.

	Per Share	Total
Public offering price	$6.900	$101,298,072.00
Underwriting discount (1)	$0.069	$1,012,980.72
Proceeds before expenses to the selling shareholder	$6.831	$100,285,091.28

(1)	See “Underwriting” for more information regarding compensation payable to the underwriter.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about November 21, 2019 through the book-entry facilities of The Depository Trust Company.

Pareto Securities

The date of this prospectus supplement is November 19, 2019.

Prospectus Supplement

Prospectus

S-i

About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the “Commission”, using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings up to a total dollar amount of $850,000,000 and the selling shareholder, or its respective transferees, donees, pledgees or other successors in interest, may sell up to 47,724,395 shares of our common stock in one or more offerings. This prospectus supplement describes the specific details regarding this offering, including specific information about the selling shareholder and the price, the aggregate number of shares of common stock being offered and the risks of investing in our common stock, as well as certain other matters, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. In the accompanying prospectus, we provide you with more general information, some of which may not apply to this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock and other information you should know in connection with this offering.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We, the selling shareholder and the underwriter are responsible only for the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein or to which we have referred you. None of our company, the selling shareholder or the underwriter have authorized anyone to provide you with any other information, and we, the selling shareholder and the underwriter take no responsibility for any other information that others may provide you. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. The distribution of this prospectus supplement and sale of our common stock in certain jurisdictions may be restricted by law. The selling shareholder is not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

DHT prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. We assess the financial performance of our business using a variety of measures. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with IFRS, or are calculated using financial measures that are not calculated in accordance with IFRS. These non-GAAP measures include “Adjusted Net Revenue” and “Adjusted EBITDA”. We believe that these non-GAAP measures provide useful supplemental information for our investors and, when considered together with our IFRS financial measures and the reconciliation to the most directly comparable IFRS financial measure, provide a more complete understanding of the factors and trends affecting our operations. In addition, our management measures the financial performance of the company, in part, by using these non-GAAP measures, along with other performance metrics. We do not regard these non-GAAP measures as a substitute for, or as superior to, the equivalent measures calculated and presented in accordance with IFRS. Additionally, these non-GAAP measures may not be comparable to other similarly titled measures used by other companies and should not be considered in isolation or as a substitute for analysis of our operating results as reported under IFRS.

For further information about us or the common stock offered hereby, you should refer to the registration statement, of which this prospectus supplement forms a part, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page S-27 of this prospectus supplement.

S-ii

Prospectus Supplement Summary

This prospectus supplement summary highlights certain information about us. Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should purchase our common stock. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference for a more complete understanding of our business, this offering and the other transactions described in this prospectus supplement. You should pay special attention to the sections entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, page 5 of the accompanying prospectus and “Item 3. Key Information—D. Risk Factors” beginning on page 7 of our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019 (our “2018 Form 20-F”), our unaudited condensed consolidated financial statements as of and for the nine-months ended September 30, 2019 and the notes thereto included as Exhibit 99.1 to our Report on 6-K, filed with the Commission on October 25, 2019 (File No. 001-32640) and incorporated herein by reference, and our consolidated audited financial statements and the notes thereto in our 2018 Form 20-F and incorporated herein by reference. Unless we specify otherwise, all references in this prospectus supplement to “we”, “our”, “us”, “DHT” and “our company” refer to DHT Holdings, Inc. and its subsidiaries and to “the Company” refer to DHT Holdings, Inc. and not to any of its subsidiaries. The shipping industry’s functional currency is the U.S. dollar and our company’s functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus supplement to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of crude oil tankers. As of November 15, 2019, our fleet consisted of 27 very large crude carrier oil tankers (“VLCCs”), all of which are wholly owned by us. VLCCs are tankers ranging in size from 200,000 to 320,000 deadweight tons (“dwt”). As of November 15, 2019, five of our 27 vessels are on time charters and 22 vessels are operating in the spot market. The fleet operates globally on international routes. The 27 VLCCs have a combined carrying capacity of 8,360,850 dwt and an average age of approximately 8.0 years as of November 15, 2019. We operate our vessels through our integrated management companies in Monaco, Singapore and Oslo, Norway. For more information on our company, please see our 2018 Form 20-F.

Our Fleet

The following table presents certain information regarding our vessels as of November 15, 2019:

Vessel	Year Built	Dwt	Flag*	Yard**	Classification Society	Percent of Ownership
VLCC
DHT Mustang (7)	2018	317,975	HK	HHI	ABS	100%
DHT Bronco (7)	2018	317,975	HK	HHI	ABS	100%
DHT Colt (6)	2018	319,713	HK	DSME	LR	100%
DHT Stallion (6)	2018	319,713	HK	DSME	LR	100%
DHT Tiger(4)	2017	299,629	HK	HHI	ABS	100%
DHT Puma(4)	2016	299,629	HK	HHI	ABS	100%
DHT Panther(4)	2016	299,629	HK	HHI	ABS	100%
DHT Lion(4)	2016	299,629	HK	HHI	ABS	100%
DHT Leopard (4)	2016	299,629	HK	HHI	ABS	100%
DHT Jaguar(4)	2015	299,629	HK	HHI	ABS	100%
DHT Taiga(3)	2012	314,249	HK	HHI	ABS	100%
DHT Opal (5)	2012	320,105	IOM	DSME	LR	100%
DHT Sundarbans(3)	2012	314,249	RIF	HHI	LR	100%

Vessel	Year Built	Dwt	Flag*	Yard**	Classification Society	Percent of Ownership
DHT Redwood (3)	2011	314,249	HK	HHI	ABS	100%
DHT Amazon(3)	2011	314,249	RIF	HHI	LR	100%
DHT Peony(5)	2011	320,013	HK	BSHIC	ABS	100%
DHT Lotus(5)	2011	320,142	HK	BSHIC	ABS	100%
DHT Edelweiss(5)	2008	301,021	HK	DSME	LR	100%
DHT Hawk(1)	2007	298,923	HK	NACKS	LR	100%
DHT China(3)	2007	317,794	RIF	HHI	LR	100%
DHT Europe(3)	2007	317,713	MI	HHI	LR	100%
DHT Bauhinia(5)	2007	301,019	IOM	DSME	LR	100%
DHT Falcon(1)	2006	298,971	HK	NACKS	LR	100%
DHT Scandinavia (3)	2006	317,826	HK	HHI	ABS	100%
DHT Condor (2)	2004	320,050	HK	DSME	ABS	100%
DHT Raven(5)	2004	298,563	IOM	DSME	ABS	100%
DHT Lake(5)	2004	298,564	HK	DSME	ABS	100%

*	HK: Hong Kong, IOM: Isle of Man, MI: Marshall Islands, RIF: French International Registry.
**	HHI: Hyundai Heavy Industries Co., Ltd., BSHIC: Bohai Shipbuilding Heavy Industries Co., Ltd., NACKS: Nantong Cosco KHI Engineering Co. Ltd, DSME: Daewoo Shipbuilding & Marine Engineering Co., Ltd.
(1)	Acquired on February 17, 2014.
(2)	Acquired on May 30, 2014.
(3)	Acquired on September 17, 2014.
(4)

Delivery dates from HHI for six newbuildings were as follows: DHT Jaguar on November 23, 2015, DHT Leopard on January 4, 2016, DHT Lion on March 15, 2016, DHT Panther on August 5, 2016, DHT Puma on August 31, 2016 and DHT Tiger on January 16, 2017.

(5)

Delivery dates for the seven vessels acquired from BW Group were as follows: DHT Raven and DHT Opal on April 24, 2017, DHT Edelweiss on April 28, 2017, DHT Peony on April 29, 2017, DHT Lake on May 7, 2017, DHT Bauhinia on June 13, 2017 and DHT Lotus on June 20, 2017.

(6)	Delivery dates from DSME for the two newbuildings were as follows: DHT Stallion on April 27, 2018 and DHT Colt on May 25, 2018.
(7)	Delivery dates from HHI for the two newbuildings were as follows: DHT Bronco on July 27, 2018 and DHT Mustang on October 8, 2018.

Employment

The following table presents certain features of our vessel employment as of November 15, 2019:

Vessel	Type of Employment	Expiry
VLCC
DHT Amazon	Time charter with profit sharing	Q4 2021
DHT Bauhinia	Spot
DHT Bronco	Spot
DHT China	Time charter with profit sharing	Q2 2021
DHT Colt	Spot
DHT Condor	Spot
DHT Edelweiss	Spot
DHT Europe	Spot
DHT Falcon	Spot
DHT Hawk	Spot
DHT Jaguar	Spot
DHT Lake	Spot

Vessel	Type of Employment	Expiry
DHT Leopard	Spot
DHT Lion	Spot
DHT Lotus	Time charter with profit sharing	Q4 2019
DHT Mustang	Spot
DHT Opal	Spot
DHT Panther	Spot
DHT Peony	Spot
DHT Puma	Spot
DHT Raven	Spot
DHT Redwood	Spot
DHT Scandinavia	Spot
DHT Stallion	Spot
DHT Sundarbans	Time charter with profit sharing	Q1 2022
DHT Taiga	Time charter with profit sharing	Q4 2022
DHT Tiger	Spot

Technical Management of Our Fleet

The following is a summary of how we organize our ship management activities. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful.

We uphold a policy of high quality operations. Our management companies in Norway, Monaco and Singapore, DHT Management AS, DHT Management SAM and DHT Ship Management (Singapore) Pte. Ltd., supervise the technical managers. The technical managers are generally responsible for the technical operation and upkeep of our vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and ensuring our fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations. Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel. As of November 15, 2019, we have ship management agreements with two technical managers: Goodwood and V.Ships (France). Goodwood is owned 50% by DHT and manages our vessels flying the Hong Kong, Marshall Islands and Isle of Man flags. V.Ships (France) manages the three vessels flying the French flag.

We place the insurance requirements related to the fleet with mutual clubs and underwriters through insurance brokers. Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance and, when viewed as appropriate, loss of hire insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel.

Recent Developments

The Investor Rights Agreement, dated as of April 20, 2017 (the “IRA”) between us and the selling shareholder imposes a standstill on BW Group Limited (“BW Group” or the “selling shareholder”) and each of its controlled affiliates (together, the “Investor Parties”), in effect until the Investor Parties no longer hold at least 25% of the total voting power of our capital stock (the period ending on such date, the “Standstill Period”). The IRA also allows the selling shareholder to designate two director nominees to our board of directors while the Investor Parties continue to hold at least 75% of the aggregate number of shares they received as consideration under the Vessel Acquisition Agreement, dated as of March 23, 2017 (the “VAA”), and one director nominee to our board of directors while the Investor Parties continue to hold at least 40%, but less than 75%, of the aggregate number of shares they received as consideration under the VAA. Following the completion of the sale of 14,680,880 shares of our common stock in this offering, the Investor Parties will hold approximately 23% of the voting power of our capital stock and approximately 72% of the aggregate number of shares the selling shareholder received as consideration under the VAA and, as a result:

•

The Standstill Period will terminate upon the completion of this offering, and thus certain rights and obligations of and restrictions upon the Investor Parties under the IRA will also terminate with immediate effect, including the standstill restrictions on the Investor Parties, their limited matching rights, their obligation to support our nominees to our board of directors and the customary minority investor protections in favor of the Investor Parties.

•

The selling shareholder would lose its right to designate one of its two director nominees to our board of directors upon completion of this offering. Accordingly, the selling shareholder has notified us that effective upon the completion of this offering, Anders Onarheim, a Class III director, will tender his resignation. We do not currently intend to immediately fill the vacancy on our board of directors arising as a result of the resignation of the selling shareholder’s designee.

•

The registration rights and transfer limitations under the IRA will continue to apply to the Investor Parties’ remaining shares of our common stock in accordance with the terms of the IRA. The prohibition on interested transactions between us and the Investor Parties will also remain in effect.

•

We will no longer be subject to the limitations on our entry into certain shareholder rights plans or other antitakeover arrangements under the IRA, other than such plans or arrangements that would restrict the selling shareholder from consummating or would otherwise be triggered by certain non-coercive offers by the Investor Parties.

For a further discussion of the provisions of the IRA, see “Item 7. Major Stockholders and Related Party Transactions” in our 2018 Form 20-F, as well as similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement.

The above discussion of the IRA does not purport to be complete and is qualified in its entirety by the IRA, which is attached as Exhibit 10.1 to our Current Report on Form 6-K filed with the Commission on April 20, 2017, which is incorporated by reference into the accompanying prospectus.

Corporate Information

Our principal executive offices are located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and our telephone number at that address is +1 (441) 299-4912. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus supplement. We own each of the vessels in our fleet through wholly-owned subsidiaries incorporated under the laws of the Marshall Islands or the Cayman Islands. Additionally, we wholly own a subsidiary incorporated under the laws of the Republic of Singapore that does not own any vessels. We operate our vessels through our integrated management companies in Monaco, Singapore and Oslo, Norway.

The Offering

Issuer:	DHT Holdings, Inc., a Marshall Islands corporation.

Common stock offered by the selling shareholder:	14,680,880 shares.

Common stock outstanding as of November 15, 2019 and after giving effect to this offering:	146,808,799 shares.

Use of proceeds:	The selling shareholder will receive all of the proceeds, after deducting underwriting discounts and commissions, from this offering. We will not receive any proceeds from this offering.

Listing	Shares of our common stock are listed on the New York Stock Exchange under the symbol “DHT”.

Tax considerations:	You are urged to consult your own tax advisor regarding the specific tax consequences to you resulting from your acquisition, ownership and disposition of our common stock. See “Tax Considerations”.

Transfer agent and registrar:	American Stock Transfer & Trust Company, LLC.

Fees and expenses:	We have agreed to pay certain fees and expenses of the selling shareholder related to this offering. The selling shareholder will bear and pay any underwriting and placement discounts and commissions, agency and placement fees and brokers’ commissions applicable to shares offered for its or its affiliates’ account and transfer taxes, if any, relating to the sale or disposition of such shares. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the purchase of our common stock.

Risk factors:	Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page S-6 of this prospectus supplement, page 5 of the accompanying prospectus and “Item 3. Key Information—D. Risk Factors” beginning on page 7 of our 2018 Form 20-F for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Unless we indicate otherwise, all information in this prospectus supplement is based on 146,808,799 shares of our common stock outstanding as of November 15, 2019, and excludes (i) 20,894,275 shares of our common stock issuable upon the conversion of our 4.50% convertible senior notes due 2021, assuming the maximum fundamental change conversion rate, (ii) 3,000,000 shares of our common stock available for issuance under our 2019 incentive compensation plan and (iii) 570,000 shares of our common stock that will be outstanding upon the expiration of vesting periods in respect of restricted stock held by our executives and directors.

Risk Factors

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the risk factors appearing under the heading “Risk Factors” in our 2018 Form 20-F, incorporated herein by reference, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the other documents incorporated herein and therein by reference, before making an investment in our common stock. Some of the risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our shares. If any of the circumstances or events described in our 2018 Form 20-F or elsewhere in this prospectus supplement or the accompanying prospectus actually arise or occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such a case, the market prices of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Company

You should read the section entitled “Item 3. Key Information—D. Risk Factors” in our 2018 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement, for information on risks relating to our business.

Risks Related to Our Industry

You should read the section entitled “Item 3. Key Information—D. Risk Factors” in our 2018 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement, for information on risks relating to our industry.

Risks Related to Our Capital Stock

You should read the section entitled “Item 3. Key Information—D. Risk Factors” in our 2018 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement, for information on risks relating to our capital stock.

Use of Proceeds

We will not receive any of the proceeds from any sale of shares of our common stock by the selling shareholder.

Capitalization and Indebtedness

The following table sets forth our capitalization as of September 30, 2019, on an:

•	actual basis; and

•	as adjusted to give effect to the following:

•

On October 1, 2019, the Company announced that holders of $26,434,000 in aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due October 1, 2019 exercised their right to convert their notes into shares at the conversion price of $6.0216 per share. As a result, the Company issued 4,389,858 shares of common stock. The remaining $6,426,000 in aggregate principal amount was repaid in cash;

•	On October 16, 2019, the Company prepaid $35 million under the Nordea Credit Facility. The prepayment was made under the revolving credit facility tranche, under which $35 million remains available;

•

On November 7, 2019, the Company drew down $10 million under the scrubber retrofit project component of the Nordea Credit Facility. $15 million remains available under the scrubber retrofit project component of the Nordea credit facility; and

•	On November 14, 2019, the Company paid a quarterly dividend of $0.05 per share of common stock to holders of record as of November 7, 2019, at an aggregate cost of $7.3 million.

Other than these adjustments, there have been no material changes in our capitalization between September 30, 2019 and the date of this prospectus supplement.

This table should be read in conjunction with the financial statements as of September 30, 2019 included in Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on October 25, 2019 and incorporated herein by reference, and our audited consolidated financial statements and the notes thereto and incorporated herein by reference. See “Where You Can Find Additional Information”.

Dollars in thousands	Actual	As Adjusted
Cash and cash equivalents	$115,352	$76,586

Long-term debt (including current portion):(1)
ABN Amro Credit Facility	444,605	444,605
Credit Agricole Credit Facility	57,769	57,769
Danish Ship Finance Credit Facility	40,300	40,300
Nordea Credit Facility	262,283	237,283
ABN Amro Revolving Credit Facility	—	—
4.50% Convertible Senior Notes due 2019	32,860	—
4.50% Convertible Senior Notes due 2021	125,000	125,000
Unamortized upfront fees bank loans	(7,352)	(7,352)
Difference amortized cost/notional amount convertible note	(9,615)	(9,615)

Total debt	$945,851	$887,991

Stockholders’ equity:
Common stock, par value $0.01 per share; 150,000,000 shares authorized, 142,418,941 shares issued and outstanding as of September 30, 2019; 146,808,799 shares issued and outstanding as of September 30, 2019 as adjusted	1,424	1,468
Additional paid-in capital	1,143,100	1,169,490
Accumulated deficit	(308,905)	(316,246)
Translation differences	(13)	(13)
Other reserves	1,123	1,123
Total equity	836,728	855,822

Total capitalization	$1,782,579	$1,743,813

(1)

See “Item 5. Operating and Financial Review and Prospectus—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Sources of Capital” in the 2018 Form 20-F for a description of our secured credit facilities and outstanding convertible notes.

Selling Shareholder

The following table, which was prepared based on information publicly filed or supplied to us by the selling shareholder, sets forth:

•	the number and percentage of the total outstanding shares of our common stock beneficially owned by the selling shareholder prior to the offering;

•	the number of shares of common stock to be offered by the selling shareholder pursuant to this prospectus supplement; and

•	the number and percentage of the total outstanding shares of our common stock beneficially owned by the selling shareholder after completion of the offering.

The information in this table is based upon 146,808,799 shares of our common stock outstanding as of November 15, 2019.

Beneficial ownership is determined in accordance with the rules of the Commission based on voting and investment power with respect to such shares of common stock. Shares of common stock issuable pursuant to options, warrants, convertible notes or other similar convertible or derivative securities that are currently exercisable or exercisable or convertible within 60 days are deemed to be outstanding and to be beneficially owned by the person holding such options, warrants or notes for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The offering is being conducted in accordance with our obligations under the IRA, pursuant to which we agreed to file the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, for the resale of up to 47,724,395 shares of our common stock issued to BW Group. Pursuant to the IRA, we have agreed to pay the reasonable legal fees and expenses of counsel to the Investor Parties, not to exceed $50,000 in the aggregate per annum, in connection with the registration of their registrable shares of our common stock, including in connection with this offering.

After the completion of the offering, BW Group, or its respective transferees, donees, pledgees, or other successors in interest, may resell, from time to time, all, some or none of the remaining shares of our common stock covered by the accompanying prospectus, as provided in the section entitled “Plan of Distribution” in the accompanying prospectus. However, we do not know when or if, or in what amount, BW Group or its respective transferees, donees, pledgees, or other successors in interest may offer such additional shares of our common stock for sale under the accompanying prospectus after the date of this prospectus supplement.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to the Offering	Percentage of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Offered pursuant to this Prospectus Supplement	Number of Shares of Common Stock Owned after the Offering	Percentage of Common Stock Owned after the Offering(2)
BW Group(1)	48,840,554	33.3%	14,680,880	34,159,674	23.3%

(1)	The address for BW Group is c/o Inchona Services Limited, Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM 1189, Hamilton HMEX, Bermuda.
(2)	Calculated based on Rule 13d-3(d)(1) under the Exchange Act.

The above discussion of the IRA does not purport to be complete and is qualified in its entirety by the IRA, which is attached as Exhibit 10.1 to our Current Report on Form 6-K filed with the Commission on April 20, 2017, which is incorporated by reference into the accompanying prospectus.

Relationships with Selling Shareholder

For a discussion of certain relationships between us and the selling shareholder, see “Prospectus Supplement Summary—Recent Developments” in this prospectus supplement and “Item 7. Major Stockholders and Related Party Transactions” in our 2018 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus supplement.

Underwriting

The selling shareholder is offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through Pareto Securities AS, which is acting as the underwriter for this offering. We and the selling shareholder expect to enter into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, Pareto Securities AS has agreed to purchase from the selling shareholder all of the shares of our common stock being offered hereby at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Note: Pareto Securities AS will be making offers and sales of the shares of our common stock inside the United States through its U.S. registered broker-dealer, Pareto Securities, Inc.

The underwriter is committed to purchase all of the shares of our common stock offered by the selling shareholder if the underwriter purchases any of such shares.

The shares sold in this offering are expected to be ready for delivery on or about November 21, 2019, against payment in immediately available funds. The underwriter may reject all or part of any order.

The table below summarizes the underwriting discounts and commissions that the selling shareholder will pay to the underwriter. In addition to the underwriting discounts and commissions, the selling shareholder has agreed to pay or reimburse any expenses of the underwriter not borne by the company. The company has agreed to pay or reimburse certain expenses of the underwriter, including certain fees and disbursements of counsel to the underwriter. The underwriting discounts and commissions and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between the selling shareholder and the underwriter.

	Per Share	Total
Underwriting discounts and commissions to be paid by the selling shareholder	$0.069	$1,012,980.72

In addition to the underwriting discounts and commissions payable by the selling shareholder disclosed in the table above, the underwriter may charge standard commissions to purchasers of the shares of common stock in this offering.

We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be $0.6 million of expenses payable by the company and $0.2 million of expenses of the underwriter payable by the selling shareholder.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Pareto Securities AS is not a broker-dealer registered with the SEC and therefore may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Pareto Securities AS intends to effect sales of the shares in the United States, it will do so only through its U.S. registered broker-dealer, Pareto Securities Inc., or one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of our common stock than the selling shareholder has sold to the underwriter. The underwriter may close out any short position by purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members, if any, may also engage in passive market making transactions in our common stock on the New York Stock Exchange. Passive market making consists of displaying bids on the New York Stock Exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

None of us, the selling shareholder or the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling shareholder or the underwriter makes any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or with the selling shareholder or its affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate internet distribution for this offering to certain of its internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. Other than the prospectus in electronic format, if applicable, the information on the website of the underwriter is not part of this prospectus supplement or the accompanying prospectus.

Listing

Shares of our common stock are listed on the New York Stock Exchange under the symbol “DHT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Lock-Ups

We and the selling shareholder have entered into lock-up agreements with the underwriter prior to the commencement of this offering, pursuant to which we and the selling shareholder, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the underwriter, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent, with respect to any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock or warrants or other rights to purchase common stock or any other securities of the Company that are substantially similar to our common stock, (ii) file or cause to be declared effective a registration statement relating to the offer and sale of any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock or warrants or other rights to purchase common stock or any other securities of the Company that are substantially similar to our common stock, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock or any such securities, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), subject in each case to certain customary exceptions, including, in the case of the Company, with regards to (A) issuances of common stock in connection with acquisitions or other strategic transactions by the Company or its subsidiaries in an aggregate amount not to exceed 10.0% of our common stock issued and outstanding as of the date the applicable acquisition agreement or other definitive agreement for such transaction is entered into, provided that each recipient of such shares shall execute and deliver to the underwriter a separate lock-up agreement and (B) issuances of our common stock in connection with conversions of our outstanding convertible senior notes due 2021 in accordance with their terms.

Notice to Investors in the United Kingdom

Any offer or sale of the shares may only be made to persons in the United Kingdom who are “qualified investors” or otherwise in circumstances that do not require publication by us of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000.

Any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who: (i) are outside the United Kingdom; (ii) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); or (iii) fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”), of the Order or other persons to whom such investment or investment activity may lawfully be made available (together, “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus supplement and should not act or rely on it.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of our common stock have been offered or will be offered to the public in that Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares of our common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Information to Distributors

In the EEA, the target market for the shares offered hereby is retail investors, professional clients and eligible counterparties, each as defined in Directive 2014/65/EU (as amended, “MiFID II”). Any person subsequently offering, selling or recommending the shares (a “distributor”) should take into consideration such target market; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the shares and determining the appropriate distribution channels, provided that these are consistent with the other selling restrictions set forth in this prospectus supplement and the accompanying prospectus.

Legal Matters

The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters relating to United States law will be passed upon for the underwriter by Shearman & Sterling (London) LLP, London, United Kingdom. Conyers Dill & Pearman Limited is acting as counsel to the selling shareholder.

Other Expenses of Issuance and Distribution

The following are the estimated expenses we expect to incur in connection with the registration statement, of which this prospectus supplement forms a part. Such expenses do not include any underwriting and placement discounts and commissions, agency and placement fees and brokers’ commissions applicable to shares offered for the accounts of the selling shareholder or its affiliates and transfer taxes, if any, relating to the sale or disposition of such shares, all of which are to be paid by the selling shareholder. All of such amounts (except the Commission registration fee) are estimated.

Commission registration fee	$11,353.63
NYSE listing fee	188,966.00
FINRA filing fee	0.00
Blue Sky fees and expenses	0.00
Printing and engraving costs	20,000.00
Legal fees and expenses	275,000.00
Accounting fees and expenses	94,308.22
Transfer Agent and Registrar fees and expenses	0.00
Miscellaneous	50,000.00

Total	$639,627.85

Experts

The financial statements incorporated in this prospectus supplement by reference from DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018 and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte AS is Dronning Eufemias gate 14, 0191 Oslo, Norway.

Enforcement of Civil Liabilities

DHT is a Marshall Islands corporation and our principal executive offices are located outside the U.S. in Bermuda. A majority of our directors and officers reside outside the U.S. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the U.S. As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Tax Considerations

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision with respect to the acquisition, ownership and disposition of our common stock.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and holders of our common stock. We are incorporated in the Republic of the Marshall Islands and operate as a non-resident corporation under the laws thereof. Under current Marshall Islands law, we are not subject to tax on income or capital gains by the Republic of the Marshall Islands, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to holders of our common stock or preferred stock. We also anticipate that payments made by us with respect to any rights or warrants issued by us would not be subject to any Marshall Islands withholding tax.

U.S. Federal Income Tax Considerations

The following discussion represents the opinion of Cravath, Swaine & Moore LLP regarding the material U.S. federal income tax consequences to us of our activities and, subject to the limitations described above, to you as a beneficial owner of shares of our common stock.

This discussion is based on the Code, the Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis. We have not and will not seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of our common stock may vary depending on such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of our common stock who purchase such stock in this offering and who hold such stock as capital assets. This discussion does not purport to deal with the tax consequences of owning or disposing of our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. expatriates, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities and investors whose functional currency is not the U.S. dollar) may be subject to special rules. In addition, this discussion does not address any U.S. state or local tax matters, any non-U.S. tax matters, or any U.S. federal taxes other than income taxes (such as estate and gift taxes).

Taxation of Our Operating Income

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. Taxation of Our Shipping Income

For purposes of the following discussion, “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture we directly or indirectly own or participate in that generates such income, or from the performance of services directly related to those uses.

“U.S. source gross transportation income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States. Except as discussed below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions. Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to U.S. federal income tax.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from the 4% U.S. federal income tax if:

1.	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2.	either:

(A)

more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test”, or

(B)

our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations or in the United States, referred to as the “Publicly-Traded Test”.

The Marshall Islands, the jurisdiction where we are incorporated, grants an “equivalent exemption” to U.S. corporations. Therefore, we will be eligible for the exemption under Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met. Because our common stock is traded on the NYSE and our stock is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, is, and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our common stock to be “regularly traded” on an established securities market. Our common stock is listed on the NYSE and, as of the date hereof, is the only class of our outstanding stock traded on an established securities market. Our common stock will be treated as “regularly traded” on the NYSE for purposes of the Publicly-Traded Test if:

(i)

our common stock represents more than 50% of the total combined voting power of all classes of our stock entitled to vote and of the total value of all of our outstanding stock, referred to as the “trading threshold test”;

(ii)

our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, referred to as the “trading frequency test”; and

(iii)

the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), referred to as the “trading volume test”.

We believe we satisfy the trading threshold test. We also believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy these tests in the future, both tests are deemed satisfied if our common stock is traded on an established securities market in the United States and is regularly quoted by dealers making a market in such stock. Because our common stock is listed on the NYSE, we believe this is and will continue to be the case.

Notwithstanding the foregoing, our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such stock, referred to as the “5 Percent Override Rule”.

In order to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock (“5% Stockholders”) we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

We believe that the 5 Percent Override Rule has not been triggered with respect to our common stock. However, the 5 Percent Override Rule might be triggered in the future as a result of factual circumstances beyond our control, for example, if one or more stockholders became a 5% Stockholder. In this case, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the value of our common stock for more than half the number of days during the taxable year.

In any year that the 5 Percent Override Rule is triggered with respect to our common stock, we will be eligible for the exemption from tax under Section 883 of the Code only if (i) we can nevertheless satisfy the Publicly-Traded Test, which would require us to show that the exception to the 5 Percent Override Rule applies, as described above, or if (ii) we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity and certain other aspects of our stockholders which generally would require that we receive certain statements from certain of our direct and indirect stockholders. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Based on the foregoing, we believe we satisfy, and will continue to satisfy, the Publicly-Traded Test and therefore we qualify for the exemption under Section 883 of the Code. However, if at any time in the future, including in 2019, we fail to qualify for these benefits, our U.S. source gross transportation income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as U.S. source gross transportation income, the effective rate of U.S. federal income tax on such gross shipping income would be 2%.

If the benefits of Section 883 of the Code become unavailable to us in the future, any of our U.S. source gross transportation income that is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at a rate of 21%. In addition, we may be subject to the 30% “branch profits tax” on such earnings, as determined after allowance for certain adjustments and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

We believe that none of our U.S. source gross transportation income will be “effectively connected” with the conduct of a U.S. trade or business. Such income would be “effectively connected” only if:

•	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income, and

•

substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we do not have, and we do not intend to have or permit circumstances that would result in our having, such a fixed place of business in the United States or any vessel sailing to or from the United States on a regularly scheduled basis.

Income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to a U.S. federal corporate income tax on net income at a rate of 21% (and the branch profits tax described above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

U.S. Federal Income Taxation of “U.S. Holders”

The following section applies to you only if you are a “U.S. Holder”. For this purpose, a “U.S. Holder” means a beneficial owner of shares of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes:

•

is an individual who is a U.S. citizen or resident, a U.S. corporation (or other entity that is classified as a corporation for U.S. income tax purposes), an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has validly elected to be treated as a U.S. trust,

•	owns our common stock as a capital asset, and

•	owns actually and constructively less than 10% of our common stock by vote and value.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the tax treatment of the partnership and certain determinations made at the partner level. A partner in a partnership holding our common stock is urged to consult its own tax advisor.

Distributions on our Common Stock

Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (“E&P”). Distributions in excess of such E&P will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock (determined separately for each share) on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations will generally not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum preferential tax rate of 20% provided that (i) our common stock is readily tradable on an established securities market in the United States (such as the NYSE), which we expect to be the case; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below); (iii) the U.S. Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which such common stock becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock); and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends we pay out of E&P which are not eligible for the preferential tax rates will be taxed at ordinary income rates in the hands of a U.S. Non-Corporate Holder. Special rules may apply to any “extraordinary dividend”-generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our common stock-paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income”, then any loss derived by a U.S. Non-Corporate Holder from the subsequent sale or exchange of such stock will be treated as long-term capital loss to the extent of the amount of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential tax rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below.

Sale, Exchange or Other Taxable Disposition of Our Common Stock

Provided that we are not a PFIC for any taxable year, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are generally eligible for a maximum 20% preferential tax rate. A U.S. Holder’s ability to deduct capital losses against income is subject to certain limitations.

PFIC Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In particular, U.S. Non-Corporate Holders would not be eligible for the maximum 20% preferential tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held our common stock, either:

•

at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We believe that it is more likely than not that the gross income we derive, or are deemed to derive, from our time chartering activities is properly treated as services income rather than rental income. Assuming this is correct, our income from time chartering activities would not constitute “passive income” and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, based upon our actual and projected income, assets and activities, we believe it is more likely than not that we are not currently a PFIC and will not become a PFIC in the foreseeable future.

There is substantial legal authority supporting the position that we are not a PFIC consisting of case law and IRS pronouncements concerning the characterization of income derived from time chartering activities as services income for other tax purposes. Nonetheless, it should be noted that there is legal uncertainty in this regard because the U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income. However, the IRS stated that it disagrees with the holding of this Fifth Circuit case and that income from time chartering activities should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. Accordingly, no assurance can be given the IRS or a court will accept this position and there is a risk that the IRS or a court could determine that we are a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

If we are a PFIC for any taxable year during which a U.S. Holder owns our common stock, such U.S. Holder will, for any taxable year during which we are treated as a PFIC, generally be required to file IRS Form 8621 with his or her U.S. federal income tax return to report his or her ownership of our common stock if the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds. U.S. Holders are urged to consult their own tax advisors concerning the filing of IRS Form 8621.

In addition, as discussed more fully below, if we were treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a “Qualified Electing Fund”, which election is referred to as a “QEF election”. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock as discussed below.

The PFIC rules are complex and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders of a PFIC Making a Timely QEF Election

If we were a PFIC for any taxable year and a U.S. Holder made a timely QEF election, which such U.S. Holder is referred to as an “Electing Holder”, the Electing Holder would be required to report each year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings (as ordinary income) and our net capital gain (which gain shall not exceed our E&P for the taxable year and would be reported as long-term capital gain), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such income inclusions would not be eligible for the maximum 20% preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder’s adjusted tax basis in our common stock would be increased to reflect taxed but undistributed E&P. Distributions of E&P that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in such common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of such common stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If we were to become aware that we were treated as a PFIC for any taxable year, we would notify all U.S. Holders of such treatment and provide each U.S. Holder with all necessary information in order to make the QEF election described above. Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, the holder would also be subject to the different and more adverse tax consequences described below under “—Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election”.

A QEF election generally will not have any effect with respect to any taxable year for which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC.

Taxation of U.S. Holders of a PFIC Making a “Mark-to-Market” Election

Alternatively, if we were treated as a PFIC for any taxable year and our common stock is treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to such stock, provided that the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return. We believe our common stock will be treated as “marketable stock” for this purpose.

If the mark-to-market election is made with respect to a U.S. Holder’s common stock, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of such common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in such common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

Taxation of U.S. Holders of a PFIC Not Making a Timely QEF or “Mark-to-Market” Election

Finally, if we were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder”, would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for such common stock) and (ii) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock,

•

the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period would be taxed as ordinary income, and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a U.S. Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder held our common stock and for which the holder did not make a QEF election.

Medicare Tax

A U.S. Non-Corporate Holder (excluding certain trusts within a special class of trusts that is exempt from such tax) is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of such U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Such a U.S. Holder’s net investment income will generally include such U.S. Holder’s gross dividend income and net gains from the disposition of our common stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Non-Corporate Holder is urged to consult the holder’s own tax advisor regarding the applicability of the Medicare tax to the holder’s ownership of our common stock.

U.S. Federal Income Taxation of “Non-U.S. Holders”

The following section applies to you only if you are a “Non-U.S. Holder”. For this purpose, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Distributions on our Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on distributions received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Taxable Disposition of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, any income from the common stock, including dividends and the gain from the sale, exchange or other disposition of such stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, your E&P that is attributable to the effectively connected income, which is subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Tax Return Disclosure Requirements

Individual U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold certain specified foreign financial assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a non-U.S. corporation, including our common stock, is a specified financial foreign asset for this purpose. Substantial penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult your own tax advisor regarding the filing of this form.

Backup Withholding and Information Reporting

In general, dividend payments (or other taxable distributions) and proceeds from the disposition of our common stock made to you may be subject to information reporting requirements if you are a U.S. Non-Corporate Holder. Such distributions may also be subject to backup withholding if you are a U.S. Non-Corporate Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell our common stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States. However, such information reporting requirements will not apply if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, you generally may obtain a credit or refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

Where You Can Find Additional Information

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of our common stock pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and DHT Holdings, Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the website of the Commission referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

the Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 28, 2019, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on May 13, 2019; Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on June 14, 2019; Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on August 8, 2019; Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on October 3, 2019; and Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on October 25, 2019; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-32640), filed with the Commission on October 7, 2005, which incorporated by reference the description of our common stock contained in our registration statement on Form F-1 (File No. 333-128460), as amended, filed with the Commission on September 21, 2005, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the common stock made by this prospectus supplement has been terminated. In all cases, you should rely on that later information over different information included in this prospectus supplement or the accompanying prospectus.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Requests for such information should be made to us at the following address:

Clarendon House

2 Church Street, Hamilton HM 11

Bermuda

Phone: +1 (441) 299-4912

Fax: +1 (441) 298-7800

Email: info@dhtankers.com

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus supplement contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus, as well as those appearing under the heading “Item 3. Key Information—D. Risk Factors” in our 2018 Form 20-F.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

•	our future financial condition and liquidity, including our ability to make required payments under our credit facilities and comply with our loan covenants;

•	our ability to finance our capital expenditures, acquisitions and other corporate activities;

•	our future operating or financial results and future revenues and expenses;

•	expectations relating to dividend payments and our ability to make such payments;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

•	the availability of insurance on commercially reasonable terms;

•	DHT’s and its subsidiaries’ ability to comply with operating and financial covenants and to repay their debt under the secured credit facilities;

•	our ability to obtain additional financing and to obtain replacement charters for our vessels;

•	fluctuations in currencies and interest rates;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

•

the availability of existing vessels to acquire or newbuilds to purchase, or the time that it may take to construct and take delivery of new vessels, including our newbuild vessels currently on order, or the useful lives of our vessels;

•	the availability of key employees and crew, the length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	competitive pressures within the tanker industry;

•	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

•	changes in the rate of growth of the world and various regional economies;

•	risks incident to vessel operation, including discharge of pollutants;

•	unanticipated changes in laws and regulations;

•	delays and cost overruns in construction projects;

•	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach;

•	potential liability from future litigation;

•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest and regionalism in countries where we may operate;

•	our business strategy and other plans and objectives for future operations; and

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977, or other applicable regulations relating to bribery.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

DHT Holdings, Inc.

$850,000,000

Common Shares

Preferred Shares

Warrants

Rights

47,724,395 Common Shares Offered by

the Selling Shareholder

Through this prospectus, we may periodically offer:

•	our common stock;

•	our preferred stock;

•	our warrants; and

•	our rights.

In addition, the selling shareholder named in this prospectus, or its respective transferees, donees, pledgees, or other successors in interest, may offer and sell from time to time up to 47,724,395 shares of common stock. We will not receive any of the proceeds from any such sales of shares of common stock. Such shares of common stock may also be sold in transactions exempt from registration under the Securities Act, rather than under this prospectus.

We and our selling shareholder may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market or in negotiated transactions. See the section entitled “Plan of Distribution” on page 10 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities covered by this prospectus will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT”.

Investing in our securities involves risk. Before buying any of our securities you should carefully read the section entitled “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2017.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus is not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the “Commission”, using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $850,000,000 and the selling shareholder named in this prospectus, or its respective transferees, donees, pledgees, or other successors in interest, may sell up to 47,724,395 shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by us. Each time we or our selling shareholder sell securities, we may provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular offerings. This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein include important information about us and our securities and other information you should know before subscribing to any offering pursuant to this prospectus.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, if any. We are responsible only for the information contained in this prospectus or incorporated by reference into this prospectus or to which we have referred you. We have not authorized anyone to provide you with any other information and we take no responsibility for any other information that others may provide you. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 34 of this prospectus.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about us. Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should purchase our securities. You should carefully read this prospectus, any accompanying prospectus supplement, if any, and the documents incorporated herein and therein by reference for a more complete understanding of our business, this offering and the other transactions described in this prospectus supplement. You should pay special attention to the sections entitled “Risk Factors” beginning on page 5 of this prospectus and “Item 3. Key Information-D. Risk Factors” beginning on page 8 of our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 23, 2017 (our “2016 Form 20-F”) and our consolidated audited financial statements and the notes thereto in our 2016 Form 20-F and incorporated herein by reference. Unless we specify otherwise, all references in this prospectus to “we”, “our”, “us”, “DHT” and “our company” refer to DHT Holdings, Inc. and its subsidiaries. All references in this prospectus to “DHT Maritime” refer to DHT Maritime, Inc., one of our subsidiaries. The shipping industry’s functional currency is the U.S. dollar and our company’s functional currency is the U.S. Dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of crude oil tankers. As of June 30, 2017, our fleet consisted of twenty-eight crude oil tankers in operation, of which all are wholly-owned by us. The fleet in operation consists of twenty-six very large crude carriers, or “VLCCs”, which are tankers ranging in size from 200,000 to 320,000 deadweight tons (“dwt”) and two Aframax tankers, or “Aframaxes”, which are tankers ranging in size from 80,000 to 120,000 dwt. Nine of our twenty-eight vessels in operation as of June 30, 2017 are on fixed rate charters with durations of up to 4 years and nineteen are operating in the spot market. Our fleet principally operates on international routes and has a combined carrying capacity of 8,224,757 dwt and an average age of approximately 8.3 years as of June 30, 2017.

Also as of June 30, 2017, we have agreements for two newbuilding VLCCs to be constructed at Hyundai Heavy Industries Co., or “HHI” and agreements for two newbuilding VLCCs to be constructed at Daewoo Heavy Industries Co., or “Daewoo”, of which all will be wholly-owned by us. Each of the four newbuilding VLCCs will have a carrying capacity of approximately 318,000 dwt. Our principal capital expenditures during the last three fiscal years and through June 30, 2017 comprise the acquisition of 26 VLCCs (including the acquisition of Samco, the acquisition of 9 VLCCs and 2 newbuild contracts from BW Group Limited (“BW Group”) and the delivery of six newbuildings) and pre-delivery installments related to the two newbuilding VLCCs at HHI ordered in January 2017 for a total of $1,276,511,000 and aggregate equity consideration payable by DHT to BW Group consisting of 32,024,395 shares of DHT’s common stock and 15,700 shares of a new series of DHT’s preferred stock. Our principal divestitures during the same period comprise the sale of two Suezmax tankers and three VLCC tankers for a total of $116,600,000.

We operate our vessels through our wholly owned management companies in Oslo, Norway and Singapore. For more information on our company, please see our 2016 Form 20-F.

Our Fleet

The following table presents certain information regarding our vessels as of June 30, 2017:

Vessel	Year Built	Yard	Dwt	Current Flag	Technical Manager
VLCC
DHT Tiger	2017	HHI	299,900	Hong Kong	Goodwood Ship Management Pte Ltd (“Goodwood”)
DHT Puma	2016	HHI	299,900	Hong Kong	Goodwood
DHT Panther	2016	HHI	299,900	Hong Kong	Goodwood
DHT Lion	2016	HHI	299,900	Hong Kong	Goodwood
DHT Leopard	2016	HHI	299,900	Hong Kong	Goodwood
DHT Jaguar	2015	HHI	299,900	Hong Kong	Goodwood
DHT Opal	2012	Daewoo	320,105	Isle of Man	Goodwood
DHT Sundarbans	2012	HHI	314,249	Hong Kong	Goodwood
DHT Taiga	2012	HHI	314,249	Hong Kong	Goodwood
DHT Lotus	2011	Bohai Shipbuilding Heavy Industry Co. Ltd. (“Bohai”)	320,142	Isle of Man	Goodwood
BW Peony	2011	Bohai	320,014	Isle of Man	Goodwood

Vessel	Year Built	Yard	Dwt	Current Flag	Technical Manager
DHT Amazon	2011	HHI	318,129	French International Registry	V.Ships France SAS (“V.Ships”)
DHT Redwood	2011	HHI	314,240	Hong Kong	V.Ships
DHT Edelweiss	2008	Daewoo	301,021	Hong Kong	Goodwood
DHT China	2007	HHI	317,794	French International Registry	V.Ships
DHT Europe	2007	HHI	317,713	French International Registry	Goodwood
DHT Bauhinia	2007	Daewoo	301,021	Isle of Man	Goodwood
DHT Hawk	2007	Nantong Cosco KHI Engineering Co. Ltd (“NACKS”)	298,923	Hong Kong	Goodwood
DHT Scandinavia	2006	HHI	317,826	Hong Kong	Goodwood
DHT Falcon	2006	NACKS	298,971	Hong Kong	Goodwood
DHT Lake	2004	Daewoo	298,564	Isle of Man	Goodwood
DHT Raven	2004	Daewoo	298,563	Isle of Man	Goodwood
DHT Condor	2004	Daewoo	320,050	Hong Kong	Goodwood
DHT Eagle	2002	Samsung Heavy Industries Co.	309,064	Hong Kong	Goodwood
DHT Utah	2001	Daewoo	299,450	Isle of Man	Goodwood
DHT Utik	2001	Daewoo	299,450	Isle of Man	Goodwood
Aframax
DHT Cathy	2004	HHI	115,000	Marshall Islands	Goodwood
DHT Sophie	2003	HHI	115,000	Marshall Islands	Goodwood

Employment

The following table presents certain features of our vessel employment as of June 30, 2017:

Vessel	Type of Employment	Expiry
VLCC
DHT Tiger	Spot
DHT Puma	Spot
DHT Panther	Spot
DHT Lion	Spot
DHT Leopard	Spot
DHT Jaguar	Spot
DHT Opal	Spot
DHT Sundarbans	Spot
DHT Taiga	Time Charter	Q4 2017
DHT Lotus	Spot
BW Peony	Time Charter	Q4 2017
DHT Amazon	Time Charter	Q3 2017
DHT Redwood	Time Charter	Q1 2018

Vessel	Type of Employment	Expiry
DHT Edelweiss	Spot
DHT China	Time Charter	Q2 2021
DHT Europe	Time Charter	Q1 2018
DHT Bauhinia	Spot
DHT Hawk	Spot
DHT Scandinavia	Spot
DHT Falcon	Spot
DHT Lake	Spot
DHT Raven	Spot
DHT Condor	Time Charter	Q4 2017
DHT Eagle	Spot
DHT Utah	Spot
DHT Utik	Spot
Aframax
DHT Cathy	Time Charter	Q2 2018
DHT Sophie	Time Charter	Q4 2017

Technical Management of Our Fleet

The following is a summary of how we organize our ship management activities. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of our form ship management agreement. Because the following is only a summary, it does not contain all information that you may find useful.

We uphold a policy of high quality operations. Our management company in Singapore, DHT Ship Management Singapore Pte Ltd, supervises the technical managers. The technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections and ensuring our fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations. Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel. During 2016, we used two technical management providers: Goodwood and V.Ships.

We place the insurance requirements related to our fleet with mutual clubs and underwriters through insurance brokers. Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance and loss of hire insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel.

Corporate Information

Our principal executive offices are located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and our telephone number at that address is +1 (441) 299-4912. Our website address is www.dhtankers.com . The information on our website is not a part of this prospectus. We own each of the vessels in our fleet through wholly-owned subsidiaries incorporated under the laws of the Republic of the Marshall Islands or the Cayman Islands. Additionally, we wholly own a subsidiary incorporated under the laws of the Republic of Singapore that does not own any vessels. We operate our vessels through our wholly-owned management companies in Oslo, Norway and Singapore.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors appearing under the heading “Item 3. Key Information-D. Risk Factors” in our 2016 Form 20-F, incorporated herein by reference, as well as the other information contained in this prospectus and the other documents incorporated herein by reference, before making an investment in our securities. Some of the risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our securities. If any of the circumstances or events described in our 2016 Form 20-F or elsewhere in this prospectus actually arise or occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the value of our securities could decline and you could lose all or part of your investment .

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we plan to use the net proceeds from the sale of securities offered by this prospectus to fund the expansion of our fleet, our pending vessel acquisitions and shipbuilding contracts and for other general corporate purposes.

We will not receive any of the proceeds from any sale of shares of common stock by the selling shareholder named in this prospectus, or its respective transferees, donees, pledgees, or other successors in interest.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated is set forth below. We have derived the ratio of earnings to combined fixed charges and preferred dividends from our historical consolidated financial statements. The ratio should be read in conjunction with our consolidated financial statements in our 2016 20-F, including the notes thereto, and the other financial information included or incorporated by reference herein. Our ratio of earnings to combined fixed charges and preferred dividends has been calculated using information derived from our consolidated financial statements which are prepared in accordance with International Financial Reporting Standards, or “IFRS”, as issued by the International Accounting Standards Board.

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to combined fixed charges and preferred dividends	1.21	3.86	1.78	0.18		*

*	Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges and preferred dividends by $93,892,000.

We have computed the ratio of earnings to combined fixed charges and preferred dividends set forth above by dividing earnings by fixed charges and preferred dividends. For the purpose of determining the ratio of earnings to fixed charges and preferred dividends:

•

“earnings” consist of pre-tax income from continuing operations prepared under IFRS (which includes non-cash unrealized gains and losses on derivative financial instruments) before adjustments for income from our associates, plus distributed income from our associates, fixed charges net of capitalized interest and amortization of capitalized interest, if any;

•	“fixed charges” represent interest incurred whether expensed or capitalized and amortization of deferred financing costs whether expensed or capitalized and accretion of discount, if any; and

•

“preferred dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by the difference between one and the effective income tax rate applicable to continuing operations. As of June 30, 2017 we have no required dividend payments.

The ratio of earnings to combined fixed charges and preferred dividends is a ratio that we are required to present in this prospectus and has been calculated in accordance with the Commission rules and regulations. This ratio has no application to our secured credit facilities or to our previously outstanding preferred stock and we believe it is not a ratio generally used by investors to evaluate our overall operating performance. For a more detailed calculation of the ratio of earnings to fixed charges and preferred dividends, see Exhibit 12.1 to the registration statement.

As of the date of this prospectus, we have no preferred stock outstanding.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

Market Information

Our common stock is listed for trading on the New York Stock Exchange, or the “NYSE” and is traded under the symbol “DHT”. As of August 3, 2017, there were 142,347,298 shares of our common stock outstanding.

The following table sets forth, for the periods indicated, the high and low sale prices for our common stock, as reported on the NYSE composite transaction tape, and quarterly dividend paid per share of our common stock. The last reported sale price of our common stock on the NYSE on August 3, 2017 was $3.95 per share.

	Price Range		Dividend per Common Share
	High	Low
Year ending December 31, 2015
First Quarter	$9.31	$6.38	$0.15
Second Quarter	$8.56	$6.88	$0.15
Third Quarter	$8.99	$6.05	$0.18
Fourth Quarter	$8.52	$7.01	$0.21
Year ending December 31, 2016
First Quarter	$8.06	$4.88	$0.25
Second Quarter	$6.10	$4.95	$0.23
Third Quarter	$5.47	$4.00	$0.02
Fourth Quarter	$4.62	$3.29	$0.08
Year ending December 31, 2017
First Quarter	$5.20	$3.92	$0.08
Second Quarter	$4.95	$3.77	—
Third Quarter (1)	$4.44	$3.94	—

	Price Range
	High	Low
Year ended:
December 31, 2012 (2)	$18.36	$3.54
December 31, 2013	$6.95	$3.99
December 31, 2014	$8.57	$5.20
December 31, 2015	$9.31	$6.05
December 31, 2016	$8.06	$3.29

	Price Range
	High	Low
Month ended:
December 31, 2016	$4.20	$3.44
January 31, 2017	$4.86	$3.92
February 28, 2017	$5.02	$4.62
March 31, 2017	$5.20	$4.37
April 30, 2017	$4.95	$4.35
May 31, 2017	$4.91	$3.97
June 30, 2017	$4.46	$3.77
July 31, 2017	$4.44	$4.01
August 31, 2017 (3)	$4.18	$3.94

(1)	For the period commencing July 1, 2017 through August 3, 2017.

(2)

In July 2012, we effected a 12-for-1 reverse stock split whereby each 12 shares of our common stock issued and outstanding as of close of trading on July 16, 2012, automatically and without any action on the part of the respective holders, was converted into one share of common stock (the “Reverse Stock Split”). The Reverse Stock Split affected all issued and outstanding shares of our common stock, as well as common stock underlying stock options and restricted stock awards outstanding prior to the effectiveness of the Reverse Stock Split. The historical dividend information has been adjusted to account for the Reverse Stock Split.

(3)	For the period commencing August 1, 2017 through August 3, 2017.

PLAN OF DISTRIBUTION

We or our selling shareholder may offer and sell, from time to time, some or all of the securities covered by this prospectus and the applicable prospectus supplement. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

We or our selling shareholder may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us or the selling shareholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we or the selling shareholder may sell any securities covered by this prospectus in private transactions rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholder or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf or on behalf of the selling shareholder that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or our selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or the selling shareholder. We or the selling shareholder may also sell securities short and deliver the securities offered by this prospectus to close out any short positions. We or the selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or the selling shareholder may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions or other items constituting compensation from us or the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and, if applicable, the selling shareholder, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or the selling shareholder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling shareholder grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, if more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any

FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us or the selling shareholder, to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

MANAGEMENT

For detail on our directors and executive officers, board committees and compensation of directors and executive officers for the most recently completed financial year, please see “Item 6-Directors, Senior Management and Employees” in our 2016 Form 20-F, incorporated by reference in this prospectus.

Since the filing of our 2016 Form 20-F, we have expanded the size of our board of directors by one director and appointed Mr. Carsten Mortensen to fill the resulting vacancy. Additionally, Mr. Jeremy Kramer has been elected to replace Mr. Robert N. Cowen as a director.

Mr. Carsten Mortensen

Mr. Mortensen is serving as a Class III director, with a term expiring at our 2018 annual meeting of shareholders and is not currently serving on any committee.

Mr. Mortensen has over 30 years of shipping experience, 11 years of which were spent at A.P. Møller-Maersk and 17 at D/S Norden. Mr. Mortensen is currently CEO of BW Group and Board Member of BW Offshore Limited, BW LPG Limited and BW Pacific Limited. His previous appointments include CEO of D/S Norden from 2005 to 2014 and Managing Director of Maersk Broker (UK) Ltd from 1995 to 1997. Mr. Mortensen was a Board Member of the Danish Shipowners Association (DSA) and its Chairman from 2011 to 2014. Mr. Mortensen served as Board Member of the International Chamber of Shipping (ICS) from 2009 to 2011. From 2012 to 2013, he chaired “Vækstteam” (or Growth Team), an initiative by the Danish Government to create jobs in the Danish Maritime Cluster. Mr. Mortensen received his training in shipping at the Maersk Shipping School and further executive qualifications from INSEAD, Wharton and IMD. He holds a Graduate Diploma degree in International Business (HD-U) from Copenhagen Business School. Mr. Mortensen is a resident and citizen of Denmark.

Mr. Jeremy Kramer

Mr. Kramer was elected as a director at our 2017 annual meeting of shareholders. Mr. Kramer is serving as a Class I director, with a term expiring at our 2020 annual meeting of shareholders, and is also the chair of the audit committee and a member of the compensation committee.

Mr. Jeremy Kramer is on the Board of Directors of Golar LNG Partners and serves on its Conflicts Committee. Mr. Kramer was a Senior Portfolio Manager in the Straus Group at Neuberger Berman from 1998 to 2016, managing equity portfolios primarily for high net worth clients. Prior to that, Mr. Kramer worked at Alliance Capital from 1994 to 1998, first as a Securities Analyst and then as a portfolio Manager focused on small and mid-cap equity securities. Mr. Kramer also managed a closed-end fund, the Alliance Global Environment Fund. Mr. Kramer worked at Neuberger Berman from 1988 to 1994 as a Securities Analyst. Mr. Kramer earned an MBA from Harvard University Graduate School of Business in 1988. Mr. Kramer graduated with a BA from Connecticut College in 1983. Mr. Kramer is a resident and citizen of the United States.

SELLING SHAREHOLDER

We entered into the Vessel Acquisition Agreement, dated as of March 23, 2017 (the “VAA”) with BW Group. In accordance with the VAA, we entered into the Investor Rights Agreement, dated as of April 20, 2017 (the “IRA”), pursuant to which we agreed to file a registration statement, of which this prospectus forms a part, for the resale of up to 47,724,392 shares of our common stock issued to BW Group. BW Group, or its respective transferees, donees, pledgees, or other successors in interest, may resell, from time to time, all, some or none of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount BW Group, or its respective transferees, donees, pledgees, or other successors in interest may offer their shares of common stock for sale under this prospectus, if any.

The following table, which was prepared based on information publicly filed or supplied to us by BW Group, sets forth the number of shares of common stock beneficially owned by BW Group and the number of shares of common stock to be offered by BW Group pursuant to this prospectus. The information in this table is based upon 142,347,298 shares of our common stock outstanding as of August 3, 2017.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to the Offering	Percentage of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Offered pursuant to this Prospectus	Number of Shares of Common Stock Owned after the Offering	Percentage of Common Stock Owned after the Offering
BW Group (1)	47,724,395	33.5%	47,724,395	—	—

(1)	The address for BW Group is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

This discussion does not purport to be complete and is qualified entirely by the VAA attached as Exhibit 10.1 to our Current Report on Form 6-K filed with the Commission on March 24, 2017, the Certificate of Designation for the Series D Preferred Stock attached as Exhibit 3.1 to our Current Report on Form 6-K filed with the Commission on April 20, 2017, as amended on May 12, 2017 and filed with the Commission as Exhibit 3.2 to our Current Report on Form 6-K on June 16, 2017, and the IRA attached as Exhibit 10.1 to our Current Report on Form 6-K filed with the Commission on April 20, 2017, all of which are incorporated by reference into this prospectus.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF COMMON STOCK

A description of our common stock can be found in “Item 10.B. Memorandum and Articles of Incorporation” included in our 2016 Form 20-F, as updated by Exhibit 3.1 to our Current Report on Form 6-K, filed with the Commission on June 16, 2017, both of which are incorporated by reference into this prospectus.

DESCRIPTION OF PREFERRED STOCK

The material terms of any series of preferred stock that we offer, together with any material U.S. federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the Commission in connection with the offering of such warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other backstop arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The following summary of certain provisions of the rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of any subscription agent agreement and subscription certificate that may be filed with the Commission in connection with the offering of such rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	if applicable, a discussion of material United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby or backstop arrangements, as described in the applicable prospectus supplement.

SHARES ELIGIBLE FOR FUTURE SALE

All of the shares of our common stock sold in any offering under this prospectus and any prospectus supplement will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by an affiliate of ours, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as significant stockholders of our common stock.

Generally, Rule 144 provides that a person who has beneficially owned “restricted” shares for at least one year will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about the issuer.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or otherwise acquires shares of our common stock, the shares held by that person are required under Rule 144 to be sold in brokers’ transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

Sales of substantial amounts of our common stock in the open market, or the perceptions regarding availability of such shares for sale, could adversely affect the price of our common stock.

Arrangements for transfer and any restrictions on the free transferability of any other securities to be issued under this prospectus will be described in a prospectus supplement.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this registration. All of such amounts (except the Commission registration fee) are estimated.

Commission registration fee		$11,353.63
NYSE listing fee			*
FINRA filing fee			*
Blue Sky fees and expenses			*
Printing and engraving costs			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer Agent and Registrar fees and expenses			*
Miscellaneous			*
Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

EXPERTS

The 2016, 2015 and 2014 financial statements incorporated by reference in this prospectus from DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2016 and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte AS, independent registered public accounting firm, as set forth in their report which is incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte AS is Dronning Eufemias gate 14, 0191 Oslo, Norway.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

DHT Holdings, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Bermuda. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a “U.S. Holder”, as defined below, with respect to the acquisition, ownership and disposition of our securities. This discussion does not purport to deal with the tax consequences of owning securities to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and holders of our common stock. We are incorporated in the Republic of the Marshall Islands and operate as a non-resident corporation under the laws thereof. Under current Marshall Islands law, we are not subject to tax on income or capital gains by the Republic of the Marshall Islands, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to holders of our common stock or preferred stock. We also anticipate that payments made by us with respect to any rights or warrants issued by us would not be subject to any Marshall Islands withholding tax.

U.S. Federal Income Tax Considerations

The following discussion represents the opinion of Cravath, Swaine & Moore LLP regarding the material U.S. federal income tax consequences to us of our activities and, subject to the limitations described above, to you as a beneficial owner of shares of our common stock or preferred stock.

This discussion is based on the Code, the Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis. We have not and will not seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of our common stock or preferred stock may vary depending on such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of our common stock or preferred stock who purchase such stock in an offering of such stock pursuant to this Registration Statement and who hold such stock as capital assets. This discussion does not purport to deal with the tax consequences of owning or disposing of our common stock or preferred stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock or preferred stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. expatriates, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. In addition, this discussion does not address any U.S. state or local tax matters, any non-U.S. tax matters, or any U.S. federal taxes other than income taxes (such as estate and gift taxes).

Taxation of Our Operating Income

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. Taxation of Our Shipping Income

For purposes of the following discussion, “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture we directly or indirectly own or participate in that generates such income, or from the performance of services directly related to those uses.

“U.S. source gross transportation income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States. Except as discussed below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions. Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to U.S. federal income tax.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from the 4% U.S. federal income tax if:

1.	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2.	either:

(A)

more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test”, or

(B)

our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations or in the United States, referred to as the “Publicly-Traded Test”.

The Marshall Islands, the jurisdiction where we are incorporated, grants an “equivalent exemption” to U.S. corporations. Therefore, we will be eligible for the exemption under Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met. As of the date hereof, our common stock is the only class of our stock that is outstanding. Because our common stock is traded on the NYSE and our stock is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, is, and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our stock that is “primarily traded” to be “regularly traded” on an established securities market. Our common stock is listed on the NYSE and, as of the date hereof, is the only class of our outstanding stock traded on an established securities market. Our common stock will be treated as “regularly traded” on the NYSE for purposes of the Publicly-Traded Test if:

(i)

our common stock represents more than 50% of the total combined voting power of all classes of our stock entitled to vote and of the total value of all of our outstanding stock, referred to as the “trading threshold test”;

(ii)

our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, referred to as the “trading frequency test”; and

(iii)

the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), referred to as the “trading volume test”.

We believe we satisfy the trading threshold test. We also believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy these tests in the future, both tests are deemed satisfied if our common stock is traded on an established securities market in the United States and is regularly quoted by dealers making a market in such stock. Because our common stock is listed on the NYSE, we believe this is and will continue to be the case.

Notwithstanding the foregoing, our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such stock, referred to as the “5 Percent Override Rule”.

In order to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock (“5% Stockholders”) we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

We believe that the 5 Percent Override Rule has not been, and will not be, triggered with respect to our common stock. However, the 5 Percent Override Rule might be triggered in the future as a result of factual circumstances beyond our control, for example, if one or more stockholders became a 5% Stockholder. In this case, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the value of our common stock for more than half the number of days during the taxable year.

In any year that the 5 Percent Override Rule is triggered with respect to our common stock, we will be eligible for the exemption from tax under Section 883 of the Code only if (i) we can nevertheless satisfy the Publicly-Traded Test, which would require us to show that the exception to the 5 Percent Override Rule applies, as described above, or if (ii) we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity and certain other aspects of our stockholders which generally would require that we receive certain statements from certain of our direct and indirect stockholders. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Based on the foregoing, we believe we satisfy, and will continue to satisfy, the Publicly-Traded Test and therefore we qualify for the exemption under Section 883 of the Code. However, if at any time in the future, including in 2017, we fail to qualify for these benefits, our U.S. source gross transportation income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as U.S. source gross transportation income, the effective rate of U.S. federal income tax on such shipping income would be 2%.

If the benefits of Section 883 of the Code become unavailable to us in the future, any of our U.S. source gross transportation income that is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at rates of up to 35%. In addition, we may be subject to the 30% “branch profits tax” on such earnings, as determined after allowance for certain adjustments and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

We believe that none of our U.S. source gross transportation income will be “effectively connected” with the conduct of a U.S. trade or business. Such income would be “effectively connected” only if:

•	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income, and

•

substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we do not have, and we do not intend to have or permit circumstances that would result in our having, such a fixed place of business in the United States or any vessel sailing to or from the United States on a regularly scheduled basis.

Income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to a U.S. federal corporate income tax on net income at rates of up to 35% (and the branch profits tax described above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

U.S. Federal Income Taxation of “U.S. Holders”

The following section applies to you only if you are a “U.S. Holder”. For this purpose, a “U.S. Holder” means a beneficial owner of shares of our common stock or preferred stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes:

•

is an individual who is a U.S. citizen or resident, a U.S. corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly elected to be treated as a U.S. trust,

•	owns our common stock or preferred stock as a capital asset, and

•	owns actually and constructively less than 10% of our common stock and less than 10% of our preferred stock by vote and value.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock or preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the tax treatment of the partnership and certain determinations made at the partner level. A partner in a partnership holding our common stock or preferred stock is urged to consult its own tax advisor.

Taxation of Common Stock and Preferred Stock

Distributions on our Common Stock and Preferred Stock

Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock and preferred stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (“E&P”). Distributions in excess of such E&P will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and preferred stock (determined separately for each share) on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock and preferred stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common stock and preferred stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum preferential tax rate of 20% provided that (i) the class of stock with respect to which such dividends are paid is readily tradable on an established securities market in the United States (such as the NYSE), which we expect to be the case with respect to our common stock (but which might not be the case with respect to preferred stock that is issued pursuant to this Registration Statement); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below); (iii) the U.S. Non-Corporate Holder has owned the common stock or preferred stock for more than 60 days in the 121-day period beginning 60 days before the date on which such common stock or preferred stock becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock or preferred stock); and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends we pay out of E&P which are not eligible for the preferential tax rates will be taxed at ordinary income rates in the hands of a U.S. Non-Corporate Holder. Special rules may apply to any “extraordinary dividend”-generally, a dividend in an amount which is equal to or in excess of a threshold percentage (10% in the case of common stock and either 5% or 10% in the case of preferred stock, depending on the nature of the preference) of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our stock-paid by us. If we pay an “extraordinary dividend” on our common stock or preferred stock that is treated as “qualified dividend income”, then any loss derived by a U.S. Non-Corporate Holder from the subsequent sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock or preferred stock will be eligible for these preferential tax rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below.

Sale, Exchange or Other Disposition of Our Common Stock and Preferred Stock

Provided that we are not a PFIC for any taxable year, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock or preferred stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are generally eligible for a maximum 20% preferential tax rate. A U.S. Holder’s ability to deduct capital losses against income is subject to certain limitations.

PFIC Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In particular, U.S. Non-Corporate Holders would not be eligible for the maximum 20% preferential tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held our common stock or preferred stock, either

•

at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We believe that it is more likely than not that the gross income we derive, or are deemed to derive, from our time chartering activities is properly treated as services income rather than rental income. Assuming this is correct, our income from time chartering activities would not constitute “passive income” and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, based upon our actual and projected income, assets and activities, we believe it is more likely than not that we are not currently a PFIC and will not become a PFIC in the foreseeable future.

There is substantial legal authority supporting the position that we are not a PFIC consisting of case law and IRS pronouncements concerning the characterization of income derived from time chartering activities as services income for other tax purposes. Nonetheless, it should be noted that there is legal uncertainty in this regard because the U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income. However, the IRS stated that it disagrees with the holding of this Fifth Circuit case and that income from time chartering activities should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. Accordingly, no assurance can be given the IRS or a court will accept this position and there is a risk that the IRS or a court could determine that we are a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

If we are a PFIC for any taxable year during which a U.S. Holder owns our common stock or preferred stock, such U.S. Holder will, for that taxable year and any subsequent taxable year during which we are treated as a PFIC, be required to file IRS Form 8621 with his or her U.S. federal income tax return to report his or her ownership of our common stock or preferred stock if the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds. U.S. Holders are urged to consult their own tax advisors concerning the filing of IRS Form 8621.

In addition, as discussed more fully below, if we were treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a “Qualified Electing Fund”, which election is referred to as a “QEF election”. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock (and might be able to make such an election with respect to our preferred stock) as discussed below.

The PFIC rules are complex and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders of a PFIC Making a Timely QEF Election

If we were a PFIC for any taxable year and a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an “Electing Holder”, the Electing Holder would be required to report each year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings (as ordinary income) and our net capital gain (which gain shall not exceed our E&P for the taxable year and would be reported as long-term capital gain), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such income inclusions would not be eligible for the maximum 20% preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder’s adjusted tax basis in our common stock or preferred stock would be increased to reflect taxed but undistributed E&P. Distributions of E&P that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in such common stock or preferred stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of such common stock or preferred stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If we were to become aware that we were treated as a PFIC for any taxable year, we would notify all U.S. Holders of such treatment and provide each U.S. Holder with all necessary information in order to make the QEF election described above. Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, the holder would also be subject to the different and more adverse tax consequences described below under “- Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election”.

A QEF election generally will not have any effect with respect to any taxable year for which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC.

Taxation of U.S. Holders of a PFIC Making a “Mark-to-Market” Election

Alternatively, if we were treated as a PFIC for any taxable year and our common stock or preferred stock, as applicable, is treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to such stock, provided that the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return. We believe our common stock will be treated as “marketable stock” for this purpose. As of the time this Registration Statement was filed, we did not have any preferred stock that would be treated as “marketable stock” for this purpose.

If the mark-to-market election is made with respect to a U.S. Holder’s common stock or preferred stock, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of such common stock or preferred stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such common stock or preferred stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in such common stock or preferred stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common stock or preferred stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock or preferred stock would be treated as ordinary income and any loss realized on the sale, exchange or other disposition of the common stock or preferred stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election

Finally, if we were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder”, would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock or preferred stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for such common stock or preferred stock) and (ii) any gain realized on the sale, exchange or other disposition of our common stock or preferred stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock or preferred stock,

•

the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period, would be taxed as ordinary income, and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock or preferred stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock or preferred stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a U.S. Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder held our common stock or preferred stock and for which the holder did not make a QEF election.

Medicare Tax

A U.S. Non-Corporate Holder (excluding certain trusts within a special class of trusts that is exempt from such tax) is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of such U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Such a U.S. Holder’s net investment income will generally include such U.S. Holder’s gross dividend income and net gains from the disposition of our common stock and preferred stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Non-Corporate Holder is urged to consult the holder’s own tax advisor regarding the applicability of the Medicare tax to the holder’s ownership of our common stock and preferred stock.

Taxation of Rights and Warrants

A discussion of the U.S. federal income tax considerations for U.S. Holders of any rights and warrants issued pursuant to this Registration Statement will be provided in the relevant Prospectus Supplement at the time of issuance.

U.S. Federal Income Taxation of “Non-U.S. Holders”

The following section applies to you only if you are a “Non-U.S. Holder”. For this purpose, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock or preferred stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Taxation of Common Stock and Preferred Stock

Distributions on our Common Stock and Preferred Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on distributions received from us with respect to our common stock or preferred stock, unless that dividend income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Taxable Disposition of Common Stock and Preferred Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock or preferred stock, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, any income from the common stock or preferred stock, including dividends and the gain from the sale, exchange or other disposition of such stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, your E&P that is attributable to the effectively connected income, which is subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Taxation of Rights and Warrants

A discussion of the U.S. federal income tax considerations for Non-U.S. Holders of any rights and warrants issued pursuant to this prospectus will be provided in the relevant prospectus supplement at the time of issuance.

Tax Return Disclosure Requirements

Individual U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a non-U.S. corporation, including our common stock and preferred stock, is a specified foreign asset for this purpose. Substantial penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult your own tax advisor regarding the filing of this form.

Backup Withholding and Information Reporting

In general, dividend payments (or other taxable distributions) and proceeds from the disposition of our common stock and preferred stock made to you may be subject to information reporting requirements if you are a U.S. Non-Corporate Holder. Such distributions may also be subject to backup withholding if you are a U.S. Non-Corporate Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell our common stock or preferred stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock or preferred stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock or preferred stock through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States. However, such information reporting requirements will not apply if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the securities offered by this prospectus, reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the website of the Commission referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

the Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 23, 2017, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

Exhibit 10.1 to the Current Report on Form 6-K, filed with the Commission on March  24, 2017, Exhibit 3.1, Exhibit 4.1 and Exhibit 10.1 to the Current Report on Form 6-K, filed with the Commission on April 21, 2017, Exhibit 99.1 to the Current Report on Form 6-K, filed with the Commission on May  10, 2017, and Exhibit 3.1 and Exhibit 3.2 to the Current Report on Form 6-K, filed with the Commission on June 16, 2017; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-32640), filed with the SEC on October 7, 2005 which incorporates by reference the description of our common stock contained in our registration statement on Form F-1 (File No. 333-128460), as amended, filed with the SEC on September 21, 2005, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

Clarendon House

2 Church Street, Hamilton HM 11

Bermuda

Phone: +1 (441) 299-4912

Fax: +1 (441) 298-7800

Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” on page 5 of this prospectus as well as those appearing under the heading “Item 3. Key Information - D. Risk Factors” in our 2016 Form 20-F.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

•	future payments of dividends and the availability of cash for payment of dividends;

•	future operating or financial results, including with respect to the amount of charter hire and freight revenue that we may receive from operating our vessels;

•	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

•	expectations about the availability of insurance on commercially reasonable terms;

•	DHT’s and its subsidiaries’ ability to comply with operating and financial covenants and to repay their debt under the secured credit facilities;

•	our ability to obtain additional financing and to obtain replacement charters for our vessels;

•	assumptions regarding interest rates;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

•	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

•	changes in the rate of growth of the world and various regional economies;

•	risks incident to vessel operation, including discharge of pollutants;

•	unanticipated changes in laws and regulations;

•	delays and cost overruns in construction projects;

•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest and regionalism in countries where we may operate; and

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977, or other applicable regulations relating to bribery.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and our actual results could differ materially from those anticipated in these forward-looking statements.

DHT HOLDINGS, INC.

14,680,880 Shares of Common Stock

PROSPECTUS SUPPLEMENT

November 19, 2019